Lake Shore Bancorp, Inc. Announces Full Year 2019 and Fourth Quarter Financial Results

DUNKIRK, N.Y.— January 30, 2020—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the three months and year ended December 31, 2019.

2019 Fourth Quarter and Full Year Highlights:

•	Net income increased $172,000, or 17.2%, for the fourth quarter 2019 when compared to the fourth quarter 2018 primarily due to a $236,000 increase in net interest income.
•

Net interest income increased $236,000, or 5.1%, for the fourth quarter 2019 when compared to the fourth quarter 2018 primarily due to a $66.3 million, or 38.4%, increase in average commercial real estate and commercial construction loans during the three months ended December 31, 2019 as compared to the three months ended December 31, 2018;

•

Net interest income increased $1.1 million, or 6.3%, for the year ended December 31, 2019 when compared to the year ended December 31, 2018 primarily due to a $45.5 million, or 27.6%, increase in average commercial real estate and commercial construction loans during the year ended December 31, 2019 as compared to the year ended December 31, 2018;

•	Total assets at December 31, 2019 increased $65.2 million, or 11.9%, to $610.9 million when compared to December 31, 2018;
•

Loans receivable, net increased $78.3 million, or 20.0%, to $470.8 million at December 31, 2019 from $392.5 million at December 31, 2018 primarily due to commercial real estate and commercial construction loan growth of $70.8 million, or 41.0%, during the year ended December 31, 2019;

•	Non-performing loans as a percent of total net loans decreased to 0.75% at December 31, 2019 as compared to 0.82% at December 31, 2018;
•	Total deposits grew by $51.0 million, or 11.8%, to $483.5 million at December 31, 2019 when compared to December 31, 2018; and
•	Dividends paid per share increased 20.0% to $0.48 per share for the year ended December 31, 2019 as compared to $0.40 per share for the year ended December 31, 2018.

Net income for fourth quarter 2019 was $1.2 million, or $0.20 per diluted share, as compared to fourth quarter 2018 net income of $1.0  million, or $0.17 per diluted share. Fourth quarter 2019 net income reflected a $236,000 increase in net interest income,  a $90,000 increase in non-interest income and a $5,000 decrease in non-interest expense which was partially offset by a $100,000 increase in provision for loan losses and a $59,000 increase in income tax expense when compared to the fourth quarter of 2018.

Net income for the year ended December 31, 2019 was $4.1 million, or $0.68 per diluted share, as compared to $4.0 million, or $0.66 per diluted share, for the year ended December 31, 2018. Net income for the year ended December 31, 2019 reflected a $1.1 million increase in net interest income and an $18,000 increase in non-interest income which was partially offset by a $510,000 increase in provision for loan losses primarily resulting from loan growth, a  $487,000 increase in non-interest expense and a $70,000 increase in income tax expense when compared to the year ended December 31, 2018.

“We are pleased to report significant growth in our 2019 balance sheet, specifically in commercial loans and core deposits, which resulted in a 20.0% increase in our loan portfolio, and total assets exceeding the $600 million threshold in 2019,” stated Daniel P. Reininga, President and Chief Executive Officer.  “Our financial results reflect our continued commitment to understanding the individual needs of our customers, through innovative solutions designed to help them achieve their financial goals at all stages of life; while withstanding the challenges of the current interest rate environment and intense competition throughout our market place.”

Net Interest Income

Fourth quarter 2019 net interest income increased $236,000, or 5.1%, to $4.9 million as compared to fourth quarter 2018.  Net interest income for the year ended December 31, 2019 increased $1.1 million, or 6.3%, to $19.1 million compared to the year ended December 31, 2018.

Interest income for the fourth quarter of 2019 was $6.3 million, an increase of $663,000, or 11.7%, compared to fourth quarter 2018.  The increase was attributable to a $57.5 million, or 11.5%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to growth in the average balances of commercial real estate and commercial construction loans.

Interest income for the year ended December 31, 2019 was $24.3 million, an increase of $2.7  million, or 12.7%, compared to the year ended December 31, 2018.  The increase was attributable to a $35.8 million, or 7.2%, increase in the average balance of interest-earning assets and a 22 basis points increase in the average yield on interest-earning assets. The increase in the average balance and average yield of interest-earning assets was primarily due to growth in higher yielding commercial real estate loans and in residential, one- to four-family real estate and home equity loans, partially offset by a decrease in the average balance of commercial business loans.

2019 fourth quarter interest expense was $1.4 million, an increase of $427,000, or 42.2%, from $1.0 million for the 2018 fourth quarter. The increase was primarily due to a 47 and 24 basis points increase, respectively, in the average interest rate paid on money market and time deposit accounts as a result of an increase in competitive interest rates on these product types since December 31, 2018.  The increase in interest paid on deposit accounts was also due to a $39.8 million, or 10.6%, increase in average interest bearing deposits during the 2019 fourth quarter as compared to the 2018 fourth quarter. Interest expense was impacted to a lesser extent by  a $61,000 increase in interest paid on borrowings due to a $10.0 million increase in the average balance of borrowings during the fourth quarter of 2019 as compared to the fourth quarter of 2018.

Interest expense for the year ended December 31, 2019 was $5.2 million, an increase of $1.6 million, or 44.3%, from $3.6 million for the year ended December 31, 2018. The increase was primarily due to a 43 and 41 basis points increase, respectively, in the average interest rate paid on time deposits and money market accounts as a result of an increase in competitive interest rates on these product types during the year ended December 31, 2019 as compared to 2018.  The increase in interest paid on deposit accounts was also due to a $28.5 million, or 7.7%, increase in average interest bearing deposits during the year ended December 31, 2019 as compared to the year ended December 31, 2018. The increase in interest expense was impacted to a lesser extent by an $81,000 increase in interest paid on borrowings due to a $3.6 million increase in the average balance on borrowings during 2019 as compared to 2018.

Non-Interest Income

Non-interest income was $688,000 for the fourth quarter of 2019, an increase of $90,000, or 15.1%, as compared to the same quarter in the prior year. The increase was due to an increase in unrealized gains on a derivative contract, gains on the sale of loans and earnings on bank owned life insurance which were partially offset by a decrease in other income and service charges and fees, unrealized losses on equity securities and a decrease in recoveries on previously impaired securities.

Non-interest income was $2.5 million for the year ended December 31, 2019, an increase of $18,000, or 0.7%, as compared to the year ended December 31, 2018. The increase was due to an increase in earnings on bank owned life insurance, gains on the sale of loans and unrealized gains on equity securities which were partially offset by decreases in recovery on previously impaired securities, unrealized losses on a derivative contract and decreases in service charges and fees and other income.

Non-Interest Expense

Non-interest expense was $4.1 million for the fourth quarter of 2019, a decrease of $5,000, or 0.1%, as compared to the same quarter in the prior year. The current year fourth quarter had lower professional services and FDIC insurance expenses which were nearly offset by higher expenses for salary and benefits, occupancy and equipment, advertising, postage and supplies expenses and other expenses.

Non-interest expense was $15.9 million for the year ended December 31, 2019, an increase of $487,000, or 3.2%, as compared to the year ended December 31, 2018. The year ended December 31, 2019 had higher expenses for salary and benefits, occupancy and equipment, advertising, data processing and other expenses, which were partially offset by a decrease in professional services and FDIC insurance expenses.

Asset Quality

The provision for loan losses for the fourth quarter of 2019 was $175,000 as compared to $75,000 for the fourth quarter of 2018. The increase in the provision expense was primarily due to additional general reserves required as a result of a  $7.8 million, or 1.7%, increase in loans receivable, net and an increase in classified commercial business loans during the fourth quarter of 2019.

The provision for loan losses for the year ended December 31, 2019 was $900,000, as compared to $390,000 for the year ended December 31,  2018. The significant increase in the provision expense was primarily due to additional general reserves required due to the increase in loans receivable, net of $78.3 million, or 20.0% and an increase in classified commercial business loans during 2019.

Non-performing loans as a percent of total net loans decreased to 0.75% at December 31, 2019 as compared to 0.82% at December 31, 2018. The Company’s allowance for loan losses as a percent of total net loans was 0.91%  and 0.88% at December 31, 2019 and December 31, 2018, respectively.

Balance Sheet Summary

Total assets at December 31, 2019 were $610.9 million, a $65.2 million, or 11.9%, increase as compared to $545.7 million at December 31, 2018. Loans receivable, net at December 31, 2019 were $470.8 million, a $78.3 million, or 20.0%, increase as compared to $392.5 million at December 31, 2018. The increase in total loans was primarily due to an increase in commercial real estate and commercial construction. Total deposits at December 31, 2019 were $483.5 million, an increase of $51.0 million, or 11.8%, compared to $432.5 million at December 31, 2018. The increase in deposits was primarily due to an increase in core and time deposit accounts. Long term debt at December 31, 2019 was $34.7 million, a $10.0 million, or 40.6%, increase as compared to $24.7 million at December 31, 2018.  The increase was in Federal Home Loan Bank of New York borrowings to take advantage of low interest rates to mitigate interest rate risk.

Stockholders’ equity at December 31, 2019 was $82.8  million as compared to $79.8 million at December 31, 2018.  The increase in stockholders’ equity was primarily attributed to 2019 net income and an increase in accumulated other comprehensive income which was partially offset by dividend payments and stock repurchases.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

 # # # # #

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2019	2018
	(Unaudited)
	(Dollars in thousands)

Total assets	$610,869	$545,708
Cash and cash equivalents	30,289	30,751
Securities available for sale	71,201	86,193
Loans receivable, net	470,816	392,471
Deposits	483,476	432,458
Long-term debt	34,650	24,650
Stockholders’ equity	82,840	79,804

Statements of Income
	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$6,334	$5,671	$24,267	$21,536
Interest expense	1,438	1,011	5,197	3,602
Net interest income	4,896	4,660	19,070	17,934
Provision for loan losses	175	75	900	390
Net interest income after provision for loan losses	4,721	4,585	18,170	17,544
Total non-interest income	688	598	2,492	2,474
Total non-interest expense	4,051	4,056	15,920	15,433
Income before income taxes	1,358	1,127	4,742	4,585
Income tax expense	186	127	655	585
Net income	$1,172	$1,000	$4,087	$4,000
Basic and diluted earnings per share	$0.20	$0.17	$0.68	$0.66
Dividends declared per share	$0.12	$0.10	$0.48	$0.40

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Unaudited)

Return on average assets	0.78%	0.74%	0.71%	0.75%
Return on average equity	5.64%	5.05%	4.99%	5.07%
Average interest-earning assets to average interest-bearing liabilities	124.03%	125.05%	124.61%	125.68%
Interest rate spread	3.26%	3.52%	3.34%	3.43%
Net interest margin	3.51%	3.72%	3.58%	3.61%

	December 31,	December 31,
	2019	2018
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.75%	0.82%
Non-performing assets as a percent of total assets	0.71%	0.71%
Allowance for loan losses as a percent of total net loans	0.91%	0.88%
Allowance for loan losses as a percent of non-performing loans	120.30%	107.15%

	December 31,	December 31,
	2019	2018
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,924,339	6,004,664
Treasury stock, number of shares held	912,175	823,077
Book value per share	$13.98	$13.29